Exhibit 10.1

FORM OF AGREEMENT

THIS AGREEMENT is entered into on the 14th day of July, 2005

BETWEEN

CHEETAH OIL & GAS (PNG) LIMITED, a company incorporated under the laws of Papua New Guinea with an office at PO Box 5703 Boroko NCD, Unit 5, Ground Floor, Pacific View Apartment, Pruth Street, Korobosea, Port Moresby, NCD, Papua New Guinea. (hereinafter referred to as “Company”).

And

HALLIBURTON OVERSEAS LIMITED, a company incorporated in the Cayman Islands and being registered  as a foreign company in Papua New Guinea, registration # 3-8340, and with a registered office situated there at Level 11 Pacific Place, Corner Musgrave Street and Champion Parade, Port Moresby, National Capital District, Papua New Guinea (hereinafter referred to as "Halliburton”).

RECITALS

A.	Company desires to have oilfield services performed by Halliburton as detailed in Appendix 1 (as per attached) (hereinafter referred to as “the Services”).

A.	Company desires to have oilfield services performed by Halliburton as detailed in Appendix 1 (as per attached) (hereinafter referred to as “the Services”).

B.	The parties have agreed to record the terms and conditions under which Halliburton will perform the Services.

OPERATIVE PART

In consideration of the mutual covenants and agreements hereinafter provided, it is hereby agreed as follows:

1.	The following documents shall be deemed to form, and be read and construed as part of, the contract between the parties (hereinafter referred to as “Contract”)

1.	This Agreement

2.	Special Condition(s)

3.	Halliburton General Terms and Conditions (HES Asia/Pacific - all PSLs) - Rev.
(08/04) (hereinafter referred to as “General Terms and Conditions”) (attached)

4.	Scope of Services, Commercial Rates and Prices and Services (see
Appendix 1, attached).

The documents referred to above shall be taken as mutually explanatory but if there is any conflict or ambiguity between any of the documents they shall be given precedence in the order listed. For the avoidance of doubt, the General Terms and Conditions shall be and are hereby amended by the Special Condition(s) (if any) which shall take precedence over the General Terms and Conditions.

2.	In this Agreement, words and expressions shall have the same meaning as is respectively assigned to them in the Contract.

3.	In the General Terms and Conditions, references to “Halliburton” mean “Halliburton” as defined above and references to “Customer” mean “Company” as defined above.

4.

Halliburton agrees to perform and complete the Services in conformity in all respects with the provisions of the Contract in consideration of the payments to be made by Company to Halliburton as provided in the Contract.

5.

Company shall pay Halliburton, in consideration of the performance and completion of the Services in conformity in all respects with the provisions of the Contract such sums as may become payable under the provisions of the Contract at the times and in the manner prescribed by the Contract.

6.	The commencement date for all the Services shall be 6 September 2005 or as such other date as may be agreed to between Company and Halliburton in writing.

Executed by the parties as an agreement

SIGNED for and on behalf of	In the presence of:

Cheetah Oil & Gas (PNG) Limited by

/s/ Doug Marshall	/s/ Hari Chand Sharma
Signature	Signature

Doug Marshall	Hari Chand Sharma
Name	Name

Manager of Drilling

Title

SIGNED for and on behalf of	In the presence of:

Halliburton Overseas Limited by

/s/ Mark Parsons	/s/ Joanne Lambly
Signature	Signature

Mark Parsons	Joanne Lambly
Name	Name

Area Manager
Title

Special Condition(s)

Article 9 of the General Terms and Conditions is deleted, and shall be replaced by the following special condition relating to payment of Halliburton by Company:

1.1

No discount will be allowed for early payment.  All compensation for equipment, materials and services (hereinafter referred to collectively as "Services") to be supplied by Halliburton must be paid to Halliburton, in advance, before commencement of performance of the relevant Services.  On or before the 15th day of the month, Halliburton shall forward an invoice to Customer, at the address nominated for the purpose by Customer in writing, for the estimated cost of the Services to be supplied by Halliburton in the next succeeding month.

1.2

On or before the 25th day of the month in which Halliburton’s invoice for the estimated cost is issued, Customer must pay the amount of the invoice in full by direct deposit into Halliburton’s nominated account.

1.3

Where the amount of a monthly estimate by Halliburton exceeds the amount due to Halliburton for the Services actually supplied in the month immediately following the month in which the estimate was made (hereinafter referred to as “Excess Amount’), Halliburton shall credit the Excess Amount to Customer in Halliburton’s estimated invoice issued in the month immediately following the month in which the Services were supplied.

1.4

Where the amount of a monthly estimate by Halliburton is less than the amount due to Halliburton  for the Services supplied in the month immediately following the month in which the estimate was made (“Shortfall Amount”), Halliburton shall add the Shortfall Amount to Halliburton’s estimated invoice issued in the month immediately following the month in which the Services were supplied, and Customer shall pay the full amount of the invoice by the 25th day of the month in which the invoice is issued, as provided for above.

1.5

Where Customer fails to pay Halliburton in advance in full as aforesaid, Halliburton may terminate the Contract by written notice to Customer with immediate effect, without prejudice to rights which have accrued thereunder prior to termination.

1.6

In lieu of requiring payment in advance as provided above, Halliburton may consider accepting an irrevocable bank guarantee, in favour of Halliburton, issued by a bank approved by Halliburton for an amount, in a form and on terms approved by Halliburton in its absolute discretion.

Halliburton General Terms and Conditions

HALLIBURTON GENERAL TERMS AND CONDITIONS

(HES Asia/Pacific - all PSLs) - Rev. 08/04

Provision of services and the sale, rental or lease of goods by the applicable Halliburton legal entity (hereinafter “Halliburton”) to all Halliburton customers (hereinafter “Customer”) shall be made upon the following terms and conditions:

1.	Customer shall pay Halliburton as is expressly agreed between the parties or otherwise according to the Halliburton international price list in effect at the time the services or goods are furnished.

2.	Delivery and quantity of any goods furnished by Halliburton will be as expressly agreed by the parties.

3.

Halliburton shall release, defend, indemnify and hold Customer harmless from and against any and all liabilities, costs, expenses and claims for and arising out of the personal injury or death of Halliburton’s and its subcontractors’ employees, servants or agents and the loss of or damage to property of Halliburton and its subcontractors, even if caused by the sole or concurrent negligence or fault of Halliburton, Customer or another; provided that, Customer shall repair or replace Halliburton’s and its subcontractors’ equipment, instruments or tools which are lost or damaged while being transported, carried or moved by or on behalf of Customer or its subcontractors or which are lost or damaged downhole or which are lost or damaged due to corrosion or abrasion caused by well effluents, except to the extent caused or contributed to by Halliburton’s or its subcontractors’ negligence. In case it is necessary for Customer to “fish” for any instruments, tools or equipment, Customer assumes the entire responsibility for such operations; however, Halliburton will, if so desired by Customer and without any responsibility or liability on Halliburton’s part, render assistance in an advisory capacity for the recovery of such equipment and/or instruments. None of Halliburton’s employees are authorized to do anything other than advise and consult with Customer in connection with such “fishing” operations, and any “fishing” tools furnished by Halliburton are furnished solely as an accommodation to Customer and Halliburton shall not be liable or responsible for any damage that Customer may incur or sustain through its use or by reason of any advice or assistance rendered to Customer by Halliburton’s agents, consultants or employees irrespective of cause.

4.

Except as otherwise provided in clause 3 and unless caused by Halliburton’s willful misconduct, Customer shall release, defend, indemnify and hold Halliburton harmless from and against any and all liabilities, costs, expenses and claims for and arising out of: (i) the loss of or damage to property, whether real or personal and whether owned, hired, or operated by Customer or another, (ii) personal injury or death of any person, (iii) blowout, fire, explosion and other loss of well control, including but not limited to, pollution and pollution clean-up, (iv) loss or damage to any reservoir, formation, well, hole and any other subsurface and subsea loss or damage, (v) loss or damage of a radioactive source, and (vi) a radioactive source which becomes lost or lodged in a well, (vii) use of or disposition of oil emulsion or oil based drilling fluids or any clean up, removal, transportation and disposal of any spent or used hazardous fluids, substances or chemicals from or incidental to the job; even if caused by the sole or concurrent negligence or fault of Halliburton, Customer or another. Although paragraphs 3 and 4 are expressed in terms of negligence and fault, it is the intent of the parties that these provisions specify the allocation of risks whether the claim is expressed in terms of negligence, strict liability, warranty, unseaworthiness, contract, tort or otherwise. All indemnities , releases and protections from and against liability set out in these terms and conditions and afforded to Halliburton shall extend and apply to each of Halliburton, its subcontractors, any related bodies corporate of the foregoing and each of its and their respective directors, officers and employees. Notwithstanding any other provision to the contrary, Halliburton shall not be liable for, and Customer shall to the fullest extent the law permits save, indemnify, defend and hold harmless Halliburton from, the consequential loss of Customer or another regardless of cause, even if caused or contributed to by the negligence, fault or breach of duty of Halliburton and Customer hereby releases Halliburton in this regard. In this connection, “consequential loss” means (a) consequential loss under applicable law; and (b) loss and/or deferral of production, loss of product, loss of use, exclusion and loss of revenue, profit or anticipated profit (if any), increased cost of working, loss of contract or business interruption or vessel or rig downtime, whether direct or indirect, to the extent that these are not included in (a) and whether or not foreseeable at the date of Halliburton commencing the services, supply, sale or other transaction.

5.

In the event Customer leases or rents equipment from Halliburton the following additional terms shall apply notwithstanding any other provision herein to the contrary: (i) the equipment shall be installed or stored at such location as Customer may require at Customer’s expense; (ii) Stand-by, in-use, and other charges for the equipment shall be at the rates expressly agreed by the parties; (iii) Such rates and charges are exclusive of fuel, lubricants, water and electric power which shall be furnished by Customer at Customer’s expense; (iv) Customer shall be responsible for routine repair and maintenance of the equipment in accordance with instructions provided by Halliburton; (v) Parts required for repair and maintenance will be supplied by Halliburton at Customer's expense; (vi) Customer shall return the equipment to Halliburton in good operating condition, fair wear and tear excepted; and (vii) Customer shall be responsible and shall indemnify Halliburton for any loss of or damage to the equipment at all times while it is rented hereunder.

6.

Title to the goods shall remain with Halliburton until the Customer actually receives the goods. Halliburton warrants only title to the products, supplies and materials, and that the same are free from defects in workmanship and materials twelve (12) months from the date the same are put into service or eighteen (18) months from the date of delivery whichever occurs sooner. There are no warranties, express or implied, of merchantability, fitness or otherwise, which extend beyond those stated in the immediately preceding sentence. Halliburton's liability and Customer’s exclusive remedy in any cause of action (whether in contract, tort, breach of warranty or otherwise) arising out of the sale or use of any goods, equipment, products, supplies or materials is expressly limited to the replacement of such on their return to Halliburton at Halliburton’s expense, or at Customer's option, to the allowance of Customer for the cost of such items. Halliburton’s warranties herein apply only to products, supplies and materials that are used in accordance with Halliburton’s recommended installation and best practices guidelines in compliance with the specifications and tolerances specified by Halliburton. In no event shall Halliburton be liable for special, indirect, punitive or consequential damages. Halliburton makes no guarantee of the effectiveness of the products, supplies or materials, nor of the effectiveness of any treatment or service.

7.

If any party hereto is prevented or hindered or delayed in performing its duties hereunder as a direct result of force majeure, such non-performance shall not be considered a breach hereof for the duration of such force majeure. The term "force majeure" as used herein shall mean acts of God; war, riots, civil disturbances, strikes, orders, decisions or measures of governmental authorities of whatever nature or denomination; or any other event which is unpredictable, insurmountable, and outside the control of the parties hereto. In case of force majeure, the parties shall use their best efforts to remedy the situation to the extent possible.

8.

Mobilization and de-mobilization of equipment and personnel to and from the work site will be as expressly agreed by the parties. Subject to the terms and conditions herein, this Agreement and any services or goods provided hereunder may be terminated by Halliburton or Customer upon thirty (30) days written notice to the other.

9.

No discount will be allowed for early payment. All amounts due Halliburton shall be paid by Customer to Halliburton’s designated bank account in U.S. dollars, except as otherwise expressly agreed by the parties, within twenty days from the date of Halliburton’s invoice to Customer.

10.

If payment is not made on a timely basis, interest on the unpaid balance from time to time outstanding shall accrue from the due date until paid in full at the rate of sixteen percent (16%) per annum or the highest rate per annum permitted in the country or jurisdiction in which the services are performed or the goods are delivered. As to any account not paid on a timely basis which is placed in the hands of an attorney for collection, Customer shall pay as attorney’s fees twenty percent (20%) on the full amount due.

11.

Halliburton's prices are exclusive of any sales, use, value-added, goods and services, excise, turnover, business and other similar types of taxes which shall be payable by Customer, and if paid by Halliburton, shall be reimbursed to Halliburton by Customer. Halliburton shall pay any income tax in connection with the performance of its services or provision of its goods hereunder. In the event Customer pays any withheld taxes to any governmental entity, it shall furnish Halliburton with an official tax receipt from the appropriate governmental entity.

12.

Customer shall be liable for the payment of any duties, fees, imposts, costs and expenses in connection with the importation and re-exportation of Halliburton's equipment, supplies and materials furnished hereunder, and if paid by Halliburton, Customer shall reimburse Halliburton.

13.

Where it is necessary for Halliburton to utilize outside suppliers, Customer shall pay Halliburton the supplier’s list price for the goods or service, plus a handling charge of twenty percent of the supplier’s list price or a higher handling charge if so provided in an applicable Halliburton price list.

14.

Shipping dates or delivery dates quoted are estimates. Halliburton shall not be liable for any delay in manufacture or delivery due to fires, strikes, delays in transportation, shortage of cars, shortage of fuel or other material, shortage of labor, demands or requirements of any Government, or due to any other causes beyond the reasonable control of Halliburton or the manufacturer.

15.

Orders cannot be cancelled by Customer under any circumstances without Halliburton’s consent and except upon terms which will indemnify Halliburton against all loss. Excluding any defective items, neither all nor any part of Customer’s order may be returned to Halliburton without prior written agreement of Halliburton.

16.

No alterations in specifications, including but not limited to, quantity, delivery, design, and other details, may be made without written consent of Halliburton, and subsequent adjustment or confirmation of prices by Halliburton. Halliburton reserves the right to change or modify the design of any Halliburton products, supplies and materials without obligation to furnish or install such changes or modifications on products previously or subsequently sold.

17.

The terms and conditions appearing in Halliburton’s current catalogues in effect may without notice be changed from time to time. The terms and conditions of any current catalogues and those herein may not be altered except in writing signed by duly authorized representatives of the parties. In event of conflict between the terms and conditions in Halliburton’s current catalogues and those herein, whether or not changed as permitted above, the terms and conditions of the latter shall control.

18.

The validity, interpretation and construction of this agreement shall be determined by the laws of the country or jurisdiction where the services are performed or the goods is delivered. In the event such country or jurisdiction is Indonesia, the parties waive the application of Articles 1266 and 1267 of the Civil Code. All disputes, differences or questions arising out of or relating to this agreement or the validity, interpretation, breach, violation or termination thereof, if not finally settled by mutual agreement of the parties hereto within thirty (30) days, shall be finally and solely determined and settled by arbitration in Singapore in accordance with the UNCITRAL Rules of Arbitration. The parties also agree that : (a) the number of arbitrators shall be three with the third acting as an umpire; (b) the appointing authority shall be the Singapore International Arbitration Centre; and (c) the language to be used in the arbitral proceedings shall be English. The parties agree that any arbitral award shall be considered final and will be enforceable in any appropriate judicial court.

19.

As may be requested by Halliburton, Customer shall provide Halliburton with relevant end-use, end-user and country of end-use information with respect to the goods, services, software or technology to be supplied hereunder (collectively “Items”). Based on and in reliance on such information, Halliburton will supply such Items in compliance with applicable law including that of the United States of America (U.S.). Halliburton cautions and Customer acknowledges that any change in end-use, end-user or country of end-use (including a shipment between countries other than the U.S.) may be restricted or prohibited by applicable law, whether it be of the U.S. or other country. Diversion contrary to U.S. law is prohibited. Customer agrees in particular that it shall not use and shall not permit any third party to use such Items in connection with the design, production, use, or storage of chemical, biological or nuclear weapons or missiles of any kind. Halliburton’s performance hereunder is subject to applicable law, including its ability to secure export or other licenses from appropriate government agencies. If Halliburton is unable to obtain such licenses or the licensing process delays its performance, such non-performance or delay shall be deemed a force majeure event. Should such inability or delay continue for more than ninety (90) days, Halliburton or Customer may terminate this contract without penalty of any kind upon seven (7) days written notice to the other.

20.

Because of the uncertainty of variable well conditions and the necessity of relying on facts and supporting services furnished by others, Halliburton is unable to guarantee the effectiveness of the equipment, materials or service, nor the accuracy of any chart interpretation, research analysis, job recommendation, interpretation, log or other data furnished by Halliburton. Halliburton personnel will use their best efforts in gathering such information and their best judgment in interpreting it, but Customer agrees that Halliburton and its related bodies corporate shall not be liable for and Customer shall indemnify Halliburton and its related bodies corporate against any damages, claims, losses or expenses arising from the use of such information, interpretations or recommendations or data, even if such is contributed to by the negligence, fault or strict liability of Halliburton or its related bodies corporate. Halliburton also does not warrant the accuracy of data transmitted by electronic process, and Halliburton will not be responsible for accidental or intentional interception of such data by third parties.

21.

Customer agrees that it will, at its sole expense and risk, store, manifest, transport and dispose of any spent or used chemicals or hazardous waste (“Hazardous Materials”) resulting from or incident to the job. Halliburton shall not be responsible for the signing of manifests or for the storage, transportation or disposal of such Hazardous Materials. The cost and responsibility for storage, transportation and disposal of such Hazardous Materials shall be the responsibility of Customer. Customer shall fully protect and indemnify Halliburton from any liability incurred by Halliburton under statute, regulation, or otherwise, arising from Customer’s failure to properly store, manifest, transport and/or dispose of such Hazardous Materials.

22.

                Halliburton’s general terms and conditions contained herein shall take precedence over any conflicting terms and conditions contained in any Customer request for quotation, purchase order, service order or other documentation or printed form of Customer, notwithstanding any language in Customer’s forms to the contrary.

APPENDIX 1

In general, consumables are included in Run Charges for equipment. Damaged Ball and Seat sets for DST tools will be recharged at US$3,450.

Point of Origin for Equipment is as follows: Heliportable Test Package: Batam, Cased Hole DST Tools: Batam, Gauges: Perth.

Halliburton’s standard downhole tools meet NACE MR-01-75 requirements for H2S environments above 175 Deg F.

Hallliburton’s downhole test tools are continually redressed with new parts such that they are of the same value, regardless of their actual age. Depreciation schedule will not be applicable to any replacement values.

All crossovers are supplied for 3 1/2 “ IF and 4 1/2” IF at no extra cost. Halliburton maintains an inventory of crossovers for its tools to various tubing string threads and would supply them as available. Any additional crossovers not in our inventory would be provided.

All costs incurred to provide a safe and efficient equipment installation, over and above the standard equipment specified, at clients well site will be to clients account including but not limited to:

Installation or upgrade of permanent or special purpose piping, including air and water lines as required; All third party inspection costs of installed equipment; All costs to install electrical rig-up to Halliburton’s equipment.

All other items not noted will be supplied as per our 2004 Halliburton Australia Tools, Testing and TCP Price Reference

less a discount of 20% (or mutually agreed).

Surface Well Testing pricing is based on pass through at cost plus 15%.

Prices are inclusive of palletisation, shrink wrapping and jungle boxing (excluding barite, bentonite and potassium chloride which is double wrapped, strapped and packed).

Material supplied in other than quoted size will be invoiced on a pro-rata basis.

Products will be supplied on a FOB Singapore basis

Point of Sale for materials will be once material departs the Halliburton Singapore warehouse. Stock that is returned to Singapore warehouse in an immediately re-saleable condition will be credited to Cheetah less a 15% re-stocking fee.

Stock that is not in a re-saleable condition will not be credited back to Cheetah.

All reimbursable cost (including airfares and accommodation) will be charged at cost plus 15%

For the avoidance of any doubt, all of Contractors prices and rates are exclusive of any value added tax (VAT) or and Contractor may in addition to such prices and rates recover from Cheetah an amount of VAT in connection with the supply of any goods, services or anything else such VAT to be calculated in accordance with the VAT legislation and subject to Contractor providing a valid VAT invoice in accordance with such VAT legislation Cheetah shall pay such VAT to Contractor.

For the avoidance of any doubt, all of Contractors prices and rates are exclusive of any duties or customs fees that may be levied.